Exhibit 10.1

April 18, 2017

Oragenics, Inc.

Attention: Alan Joslyn, CEO

Dear Dr. Joslyn:

We are pleased to advise you that Intrexon Corporation (“Intrexon”) hereby commits to provide Oragenics, Inc. (the “Borrower”) with an unsecured loan (the “Loan”) subject to the following terms and conditions:

1.    Loan Terms.

(a)    Purpose: The proceeds of the Loan will be used to fund Borrower’s AG013 research and clinical trials.

(b)    Loan amount: $2,400,000 which may be made in one or more tranches at the election of the Borrower.

(c)    Interest: The interest rate charged on the outstanding principal balance of the Loan shall equal 12% per annum. All accrued and unpaid principal and interest under the Loan shall be due and payable upon the maturity date of the Loan.

(d)    Maturity Date: Two (2) years from the date of the Closing (as defined below).

(e)    Prepayment: Borrower may prepay the Loan in whole or in part (along with any accrued interest), without penalty or premium, at any time prior to the maturity date.

2.    Security. The Loan will be unsecured and non-convertible.

3.    Costs and Expenses. Each party shall pay all costs and expenses incurred by such party in connection with the Loan.

4.    Conditions to Closing. The closing of the Loan is conditioned upon:

(a)    Execution of a Note Purchase Agreement and Unsecured Promissory Note (the “Loan Documents”) in form acceptable to the parties.

(b)    Closing and funding of equity financing resulting in gross proceeds to Borrower of at least $2.7 million no later than June 1, 2017.

(c)    No action, suit, proceeding or investigation shall have been instituted before any court or governmental body, or instituted by any governmental agency to restrain or prevent consummation of the Loan.

5.    Commitment Binding upon Acceptance. This commitment letter constitutes an offer to enter into the transactions described herein and upon execution by Borrower will constitute a binding contract.

6.    Closing. The Closing shall occur concurrently with the closing of the Equity Financing and in all events, Closing shall occur not later than June 1, 2017.

7.    Miscellaneous. Any invalidation or waiver of any of the provisions of this commitment shall not invalidate or waive any other provision hereof. This commitment and the enforcement hereof shall be construed in accordance with the laws of the State of Florida. Time is of the essence. This commitment letter constitutes the entire agreement of the parties with respect to the Loan and supersedes all previous letters, agreements or understandings with respect to the Loan. This commitment may be signed in counterparts and by facsimile or other electronic transmission which shall be considered the same as an original.

INTREXON CORPORATION

By:	/s/ Donald P. Lehr
Name:	Donald P. Lehr
Title:	Chief Legal Officer

ACCEPTED THIS 18 DAY OF APRIL, 2017

ORAGENICS, INC.

By:	/s/ Alan Joslyn
Name:	Alan Joslyn
Title:	Chief Executive Officer